EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement of United Bancorp, Inc. on Form S-1 (File Number 333-180883) of our reported dated February 24 2012, on our audits of the consolidated financial statements of United Bancorp, Inc. as of December 31, 2011 and 2010 and for each of the three years in the period ended December 31, 2011, which report is included in the Form 10-K of United Bancorp, Inc. We also consent to the references to our firm under the caption "Experts."

/s/ BKD, LLP

Indianapolis, Indiana
May 14, 2012